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LUBY’S, INC.
(Name of registrant as specified in its charter)

BANDERA MASTER FUND L.P.
BANDERA PARTNERS LLC
GREGORY BYLINSKY
JEFFERSON GRAMM
WILLIAM PHILIP GRAMM
STACY HOCK
SAVNEET SINGH
 (Name of person(s) filing proxy statement, if other than the registrant)

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Bandera Master Fund L.P., together with the other participants named herein (collectively, “Bandera”), has filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming 2019 annual meeting of stockholders of Luby’s, Inc., a Delaware corporation (the “Issuer”).

On January 11, 2019, Bandera issued the following press release:

Bandera Partners Urges Luby's Stockholders to Vote for Change

Luby’s Lingering Directors Are Taking the Low Road to Survive

Don’t Let the Pappas Brothers Distract You From Luby’s Chronic Failures!

This Could Be Your Last Chance for Change at Luby’s!

Vote Only the GOLD Proxy to Force Change

NEW YORK, NY – January 11, 2019 -- Bandera Partners LLC, a significant stockholder of Luby’s Inc. (NYSE: LUB), issued the following statement and letter to stockholders.

Luby’s underperforming Board of Directors, which has overseen an 84% stock price collapse in the five years leading up to Bandera’s nomination letter, yesterday sent a letter to stockholders filled with falsehoods and inaccuracies. The incumbent Board specifically targeted Bandera Portfolio Manager Jeff Gramm, who today sent the following letter to Luby’s stockholders, setting the record straight and asking for your support by voting the GOLD Proxy to improve and refresh the Board of Directors:

January 11, 2019

Dear Fellow Luby’s Stockholder,

As Luby’s January 25th Annual Stockholder Meeting approaches, I want to thank every owner that has taken time to consider Bandera’s minority slate of nominees to the Board of Directors. By my estimates, I have recently interacted with owners of 68% of the Luby’s shares not controlled by Bandera or the incumbent Board. I’m grateful for the outpouring of support for our message that Luby’s poor stewardship of your capital necessitates immediate change to the Board of Directors. In the coming weeks, I look forward to speaking with the rest of you. Whether you side with our slate or not, this is what shareholder democracy is about—bringing power to shareholders to seek change if they believe it is warranted. If our minority slate is elected, this will be a historic win that sends a message to all public company investors that their vote can make a difference.

Yesterday, Luby’s incumbent Board published a letter asking you to reject Bandera’s nominees, and let the Company continue down its worn path of value destruction. I was disturbed by the distortions and falsehoods leveled at our slate. In a desperate attempt to distract your attention from the Company’s prolonged, dismal performance, the incumbent Board has embraced the politics of destruction with a barrage of personal attacks on our accomplished nominees. This is a cynical tactic that smacks of desperation, and, in my opinion, it will not sway Luby’s stockholders.

Luby’s wants you to believe that our four nominees, 1) a highly-respected former United States Senator with a sterling record and reputation, 2) the CEO of a public company almost ten times Luby’s size, 3) a Texas gubernatorial appointee, and 4) a five-time public company director, are unfit to serve on “any public company board.” Does the incumbent Luby’s Board think you were born yesterday?

In yesterday’s misleading stockholder letter, Luby’s incumbent Board stated that Tandy Leather stock was down 76% since I joined its board of directors. Whether it was a convenient typo or a troubling attempt to fool stockholders, that number is absolutely false. What should really concern YOU is that Luby’s stock was down 79% over that same period.

If Luby’s wants to tout Tandy as proof that Bandera can’t benefit stockholders by bringing accountability to the Luby’s Board, please examine these numbers:

During Bandera’s tenure as directors of six public companies, we have returned almost $250 million to stockholders in special distributions, share repurchases, cash acquisition and liquidation proceeds. Over the same period, Luby’s has returned no capital to its stockholders.

Luby’s has also accused me of “wildly exaggerating” my track record. In fact, I did propose and lead the Denny’s equity recapitalization in question. In 2004, Thomson Media’s High Yield Report stated, “Shrock and Gramm played a central role in the Mellon HBV-led Denny’s Corp private equity placement as well as the subsequent recapitalization of the company’s debt.” Denny’s CFO Andrew Green added, “Very early in the process, they recognized the intrinsic value of Denny’s and I give them a lot of credit for that.” Mellon HBV’s $35 million investment would today be worth $350 million, seven times Luby’s entire valuation. The Luby’s Board, by contrast, has sunk hundreds of millions of dollars of your capital into its restaurant base with ZERO return for stockholders.

Luby’s scorched earth campaign of falsehoods, distortions and personal attacks does not add up. Why is Luby’s so afraid of fresh, qualified candidates taking a minority position on the Board of Directors, and bringing new perspectives to a business badly in need of help? Yes, I have harsh words for the Luby’s directors’ stewardship of your capital - I think their performance deserves those harsh words - but we have not engaged in cynical personal attacks like what we are seeing from Luby’s. Before questioning Phil Gramm’s track record and asserting he is unfit to serve on any board, Luby’s CEO Christopher Pappas contributed money to his campaign for President of the United States.

In the end, YOU are the owners of the company and the arbiters of this dispute. Whether you are a retail owner of 50 shares or a large institutional fiduciary with trillions of dollars under management, your vote counts! I encourage you to ignore all of Luby’s distracting personal attacks and focus on the facts. The incumbent Luby’s Board has sunk hundreds of millions of dollars of your capital into the Luby’s and Fuddruckers restaurant concepts with disastrous returns. They have sold valuable real estate and burdened the company with a large and expensive debt load that will necessitate future property sales. Year after year, Luby’s Board has failed to live up to its promises to turn the company around, and the value of your investment shrinks and shrinks.

If you want to see changes at Luby’s Board of Directors, please vote only the GOLD PROXY CARD. If you want to support our nominees, please do not vote any white proxy cards from the Company, even if you vote against the current Board. If you vote against or abstain on a white proxy after voting the GOLD PROXY, your GOLD PROXY vote for us is eliminated. Only your most recent vote counts. If you have any questions about our slate of nominees, please call me at 212-232-4583.

Sincerely,

Jeff Gramm

About Bandera Partners
Bandera Partners is a value-oriented hedge fund based in New York.

Contact
Jeff Gramm, (212) 232-4583
info@banderapartners.com